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CIGNA CORPORATION                                                     EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

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
                                                         Three Months Ended
                                                             March 31,
                                                       1996               1995
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
Income before income taxes                          $   358            $   402
                                                     -------            -------
Fixed charges included in income:
    Interest expense                                     28                 32
    Interest portion of rental expense                   21                 23
                                                     -------            -------

Total fixed charges included in income                   49                 55
                                                     -------            -------


Income available for fixed charges                  $   407            $   457
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RATIO OF EARNINGS TO FIXED CHARGES                      8.3                8.3
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